Exhibit 99.2

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. BOARD OF DIRECTORS
ANNOUNCES NEW MEMBERS

FRISCO, TEXAS, May 13, 2014 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today the election of two new directors to its Board of Directors.  Dr. Elizabeth Davis and Mr. Jim Turner were elected by the stockholders of the Company at its annual meeting held on May 8, 2014 to join the seven continuing members of the Board of Directors.  Dr. Davis is the incoming President of Furman University.  Mr. Turner currently serves as principal of JLT Beverages, L.P. and is the former President and Chief  Executive Officer of Dr. Pepper/Seven Up Bottling Group, Inc.  The Board of Directors welcomes Dr. Davis and Mr. Turner and looks forward to their future contributions to the success of the Company.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.